EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

United American of Tennessee, Inc., a Tennessee corporation, and its wholly-owned subsidiary, UAHC Health Plan of Tennessee, Inc.
Pulse Systems, LLC, a Delaware limited liability company